As filed with the Securities and Exchange Commission on December 16, 2005

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

WATSON WYATT & COMPANY HOLDINGS
(Exact Name of Registrant as Specified in Its Charter)

901 N. Glebe Road
Delaware	Arlington, Virginia 22203	52-2211537
(State or Other Jurisdiction of Incorporation or Organization)	(Address of Principal Executive Offices Including Zip Code)	(I.R.S. Employer Identification No.)

WATSON WYATT & COMPANY HOLDINGS

AMENDED COMPENSATION PLAN FOR OUTSIDE DIRECTORS

(Full Title of the Plan)

Walter W. Bardenwerper, Esq.	Copies to:
James S. Minogue III, Esq.	Ronald O. Mueller, Esq.
Watson Wyatt & Company Holdings	Gibson, Dunn & Crutcher LLP
901 N. Glebe Road	1050 Connecticut Avenue, N.W.
Arlington, Virginia 22203	Washington, D.C. 20036
(703) 258-8000	(202) 955-8500

(Name, and Address of Agent For Service)

(703) 258-8000

(Telephone Number, Including Area Code, of Agent For Service)

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee(2)
Class A Common Stock, par value $0.01 per share	75,000 shares	$28.28	$2,121,000	$226.95

(1)                Consists of 75,000 shares of Class A Common Stock, par value $0.01 per share, that may be issued under the Watson Wyatt & Company Holdings Amended Compensation Plan for Outside Directors.  Pursuant to Rule 416(a), this registration statement also registers such number of additional securities that may be offered or issued pursuant to the terms of the Watson Wyatt & Company Holdings Amended Compensation Plan for Outside Directors, which provides for a change in the amount or type of securities being offered or issued to prevent dilution as a result of stock splits, stock dividends or similar transactions.

(2)                This registration fee has been calculated pursuant to Rule 457(h)(1) and Rule 457(c) of the Securities Act of 1933 based upon the average of the high and low prices of the Class A Common Stock, par value $0.01 per share, on December 14, 2005, as reported by the New York Stock Exchange, which was $28.28.

INTRODUCTION

This registration statement on Form S-8 (“Registration Statement”), filed by Watson Wyatt & Company Holdings, a Delaware corporation (the “Company”), together with the Registration Statements on Form S-8 filed on December 19, 2001 (SEC File No. 333-75502) and on December 10, 2004 (SEC File No. 333-121159), registers shares of Class A Common Stock, par value $0.01 per share (“Common Stock”), issuable under the Watson Wyatt & Company Holdings Amended Compensation Plan for Outside Directors (the “Plan”).

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information required by Part I of Form S-8 will be sent or given to participants of the Plan as specified by Rule 428 of the Securities Act of 1933, as amended (“Securities Act”).  In accordance with Rule 428 and the requirements of Part I of Form S-8, such documents are not being filed with the Securities and Exchange Commission (“Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act.  The Company will maintain a file of such documents in accordance with the provisions of Rule 428.  Upon request, the Company will furnish to the Commission or its staff a copy or copies of all documents included in that file.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.                                                           Incorporation of Documents by Reference.

The following documents previously filed with the Commission are hereby incorporated by reference into this Registration Statement:

1.                                       The description of the Company’s shares of Class A Common Stock, par value $0.01 per share, contained in the Company’s Registration Statement on Form S-3/A, as amended (SEC File No. 333-94973), under the caption of “Description of Capital Stock, Certificate of Incorporation and Bylaws”, which in turn is incorporated by reference in the Company’s Form 8-A, filed October 4, 2000 (SEC File No. 001-16159) pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (“Exchange Act”), together with all amendments and reports filed with the Commission for the purposes of updating that description.

2.                                       The Company’s most recent Annual Report on Form 10-K, for the fiscal year ending June 30, 2005, filed on August 24, 2005 (SEC File No. 001-16159).

3.                                       The Company’s Quarterly Report on Form 10-Q, for the three months ending September 30, 2005, filed on November 9, 2005.

4.                                       The information filed under Items 1.01, 2.03, and 9.01 of the Company’s Current Report on Form 8-K, filed on July 14, 2005; the information filed under Item 2.03 of the Company’s Current Report on Form 8-K, filed on July 26, 2005; the information filed under Items 2.01, 2.03 and 9.01 of the Company’s Current Report on Form 8-K, filed on August 1, 2005; the information filed under Item 1.01 of the Company’s Current Report on Form 8-K, filed August 25, 2005; the information filed under Item 2.03 of the Company’s Current Report on Form 8-K, filed on September 16, 2005; the information filed under Items 1.01 and 9.01 of the Company’s Current Report on Form 8-K, filed on October 4, 2005; and the information filed under Items 1.01 and 9.01 of the Company’s Current Report on Form 8-K, filed on November 17, 2005.

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all such securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and made part hereof from their respective dates of filing (such documents, and the documents listed above, being hereinafter referred to as “Incorporated Documents”); provided, however, that the documents enumerated above or subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act in each year during which the offering made by this Registration Statement is in effect prior to the filing with the Commission of the Company’s Annual Report on Form 10-K covering such year shall not be Incorporated Documents or be incorporated by reference in this Registration Statement or be a part hereof from and after the filing of such Annual Report on Form 10-K.

Any statement contained herein or in an Incorporated Document shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed Incorporated Document modifies or supersedes such statement.  Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.                                                           Description of Securities.

Not applicable.

Item 5.                                                           Interests of Named Experts and Counsel.

Not applicable.

Item 6.                                                           Indemnification of Directors and Officers.

Subsection (a) of Section 145 of the Delaware General Corporation Law empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses

(including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no cause to believe his conduct was unlawful.

Subsection (b) of Section 145 of the Delaware General Corporation Law empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification may be made in respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine that despite the adjudication of liability such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

Section 145 of the Delaware General Corporation Law further provides that to the extent a director, officer, employee or agent of a corporation has been successful in the defense of any action, suit or proceeding referred to in subsections (a) and (b) or in the defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection therewith; that indemnification or advancement of expenses provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and empowers the corporation to purchase and maintain insurance on behalf of a director, officer, employee or agent of the corporation against any liability asserted against him or incurred by him in any such capacity or arising out of his status as such whether or not the corporation would have the power to indemnify him against such liabilities under Section 145.

The Company’s Certificate of Incorporation provides that no director shall be personally liable to Watson Wyatt & Company Holdings or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability:

•                  for any breach of that director’s duty of loyalty to the Company or its stockholders;

•                  for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•                  under Section 174 of the Delaware General Corporation Law; or

•                  for any transaction from which the director derived an improper personal benefit.

The Company’s Bylaws provide that we must indemnify any persons against any liability incurred in connection with any proceeding in which they may be involved as a party or otherwise, by reason of the fact that they are or were a legal representative, director or officer of Watson Wyatt & Company Holdings or are or were a director or officer serving at the request of Watson Wyatt & Company Holdings as a director, manager, officer, partner, trustee, employee or agent of another corporation, partnership, limited liability company, joint venture, trust or other enterprise, to the fullest extent authorized by the laws of Delaware.  Watson Wyatt & Company Holdings may, by action of the board of directors, provide indemnification to employees and agents of Watson Wyatt & Company Holdings with the same effect.  Such indemnification may include advances of expenses prior to the final disposition of such proceeding.

The Company has entered into indemnification agreements with each of its directors and with its officers who are subject to Section 16(a) of the Securities Exchange Act of 1934 (“Section 16 officers”).  Under the agreements, the Company will: (1) indemnify directors and Section 16 officers to the fullest extent permitted by the Delaware General Corporation Law, subject to limited exceptions, for liabilities and expenses incurred in various legal proceedings in which they are involved by reason of their service as directors or officers; and (2) pay expenses of defense as they are incurred by directors and Section 16 officers.  The agreements also contain procedures for authorizing payment of indemnification and expenses, as well as other terms regarding the process of obtaining indemnification and expenses.

Item 7.                                                           Exemption from Registration Claimed.

Not applicable.

Item 8.                                                           Exhibits.

Exhibit No.	Description

4.1	Amended and Restated Certificate of Incorporation of Watson Wyatt & Company Holdings (1)

4.2	Amended and Restated Bylaws of Watson Wyatt & Company Holdings (2)

5.1	Opinion of Gibson, Dunn & Crutcher LLP

10.1	Watson Wyatt & Company Holdings Amended Compensation Plan for Outside Directors (3)

23.1	Consent of Gibson, Dunn & Crutcher LLP (included in Exhibit 5.1)

23.2	Consent of PricewaterhouseCoopers LLP, Independent Accountants

24.1	Power of Attorney (included on the signature page of this Registration Statement)

(1)                                  Incorporated by reference from the Company’s Form S-3/A, Amendment No. 1, filed on March 17, 2000 (SEC File No. 33-394973).

(2)                                  Incorporated by reference from the Company’s Form 10-Q, filed on May 2, 2001.

(3)                                  Incorporated by reference from the Company’s Current Report on Form 8-K, filed on November 17, 2005.

Item 9.                                                           Undertakings.

1.                                       The undersigned Company hereby undertakes:

(a)                                  To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)  To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement.

provided, however, that paragraphs (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to Section 13 and Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(b)                                 That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)                                  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(d)                                 That, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(e)                                  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Arlington, Virginia, on this 16th day of December, 2005.

WATSON WYATT & COMPANY HOLDINGS

By:	/s/ John J. Haley
John J. Haley
President, Chief Executive Officer and Director

POWER OF ATTORNEY

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.  Each of the directors and/or officers of the Company whose signature appears below hereby appoints John J. Haley and Walter W. Bardenwerper as his attorney-in-fact, with full power of substitution, to sign his name and on his behalf, in any and all capacities stated below, and to file with the Commission any and all amendments, including post-effective amendments to this Registration Statement as appropriate, and generally to do all such things in their behalf in their capacities as officers and directors to enable the Company to comply with the provisions of the Securities Act, and all requirements of the Commission.

Name and Signature	Title	Date

/s/ John J. Haley	President, Chief Executive	December 16, 2005
John J. Haley	Officer and Director

/s/ Carl D. Mautz	Vice President and Chief	December 16, 2005
Carl D. Mautz	Financial Officer

/s/ John J. Gabarro	Director	December 16, 2005
John J. Gabarro

/s/ R. Michael McCullough	Director	December 16, 2005
R. Michael McCullough

/s/ Linda D. Rabbitt	Director	December 16, 2005
Linda D. Rabbitt

/s/ Chandrasekhar Ramamurthy	Director	December 16, 2005
Chandrasekhar Ramamurthy

/s/ Gilbert T. Ray	Director	December 16, 2005
Gilbert T. Ray

/s/ John B. Shoven	Director	December 16, 2005
John B. Shoven

/s/ Paul N. Thornton	Director	December 16, 2005
Paul N. Thornton

/s/ Gene H. Wickes	Director	December 16, 2005
Gene H. Wickes

/s/ John C. Wright	Director	December 16, 2005
John C. Wright

EXHIBIT INDEX

Exhibit No.	Description	Sequentially Numbered Page

4.1	Amended and Restated Certificate of Incorporation of Watson Wyatt & Company Holdings (1)	N/A

4.2	Amended and Restated Bylaws of Watson Wyatt & Company Holdings (2)	N/A

5.1	Opinion of Gibson, Dunn & Crutcher LLP	11

10.1	Watson Wyatt & Company Holdings Amended Compensation Plan for Outside Directors (3)	N/A

23.1	Consent of Gibson, Dunn & Crutcher LLP (included in Exhibit 5.1)	N/A

23.2	Consent of PricewaterhouseCoopers LLP, Independent Accountants	13

24.1	Power of Attorney (included on the signature page of this Registration Statement)	N/A

(1)                                  Incorporated by reference from the Company’s Form S-3/A, Amendment No. 1, filed on March 17, 2000 (SEC File No. 33-394973).

(2)                                  Incorporated by reference from the Company’s Form 10-Q, filed on May 2, 2001.

(3)                                  Incorporated by reference from the Company’s Current Report on Form 8-K, filed on November 17, 2005.